EXHIBIT 99.1

AUTOBYTEL INC. FILES FORM 10-Q QUARTERLY REPORT WITH THE

SEC AND REPORTS THIRD QUARTER RESULTS

IRVINE, Calif. - November 7, 2005 — Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, today announced it filed with the Securities and Exchange Commission its Form 10-Q Quarterly Report for the third quarter ended September 30, 2005.

“Autobytel’s focus on improving quality began to pay off in the third quarter, and we saw several key metrics move in a positive direction, despite a challenging market environment,” said Autobytel President and CEO Rick Post. “We continued to see strength from our finance leads, advertising and CRM business units and a decrease in customer churn across all our business units.”

Summary of the Quarter Ended September 30, 2005:

Revenue for the third quarter was $30.6 million, of which $18.6 million was related to Lead Fees, $4.8 million was related to Advertising, $6.2 million was related to CRM services, and $1.1 million was related to Data, Applications and Other.

Operating expenses were $31.4 million in the third quarter. Net loss for the third quarter was $0.3 million, or $0.01 per fully diluted share.

The Company delivered approximately 0.8 million Purchase Requests in the third quarter. Of these, approximately 0.5 million were delivered to retail dealers and approximately 0.3 million were delivered to enterprise dealers. The total number of Purchase Requests delivered to retail and enterprise dealers in the third quarter of 2005 declined by 0.1 million compared to the second quarter of 2005. Additionally, the Company delivered 0.2 million Finance Leads in the third quarter.

As of September 30, 2005, the Company had approximately 6,560 lead referral dealer relationships comprised of approximately 5,850 retail dealer relationships (including approximately 250 suspended dealers) and approximately 710 enterprise dealer relationships attributable to major dealer group customers.

In addition, as of September 30, 2005, the Company had six direct relationships with automotive manufacturers or their automotive buying service affiliates, encompassing 16 vehicle brands representing up to approximately 17,530 enterprise dealer relationships.

As of September 30, 2005, the Company’s finance lead referral network included approximately 310 relationships with retail dealers, finance request intermediaries, and automotive finance companies.

In addition, as of September 30, 2005, CRM customer relationships consisted of 2,940 Web Control® system and approximately 780 Retention Performance Marketing® (RPM®) program relationships.

Domestic cash, cash equivalents, and short-term and long-term investments totaled $44.1 million as of September 30, 2005, a reduction of $1 million from June 30, 2005. Net cash used in operations was $0.2 million in the third quarter of 2005.

Business Outlook

“We are committed to being a leader in the very competitive automotive marketing services arena and to innovating the highest quality products and services for our dealer and OEM customers — as well as for the millions of consumers who use our network,” continued Post. “It is imperative that we continue to evaluate strategic alternatives that will help us drive forward our current business to achieve this goal.”

Conference Call

A conference call to discuss third quarter 2005 financial results will be webcast live on Monday, November 7, 2005, at 5:00 PM Eastern Time. Participants may listen to a webcast of the live conference call over the Internet by visiting the investor relations section of the Company’s website located at: www.autobytel.com. Below is a direct link to the registration page. Please go to the website at least ten minutes prior to the call to register, download, and install any necessary audio software.

http://www.irconnect.com/abtl/conf/3q2005.html

A replay number is available beginning at 8:00 p.m. Eastern Time (5:00 p.m. Pacific Time). The replay of the conference call may be accessed by dialing (800) 642-1687 or (706) 645-9291 for international callers. The conference ID for the replay is 2255782.

About Autobytel Inc.

Autobytel Inc. (Nasdaq: ABTL), a leading Internet automotive marketing services company, helps retailers sell cars and manufacturers build brands through marketing, advertising, data and CRM products and programs. It’s estimated that every 7.4 seconds* an American car shopper requests a vehicle through Autobytel, which owns and operates the automotive websites—Autobytel.com, Autoweb.com, Carsmart.com, Car.com, AutoSite.com, Autoahorros.com, and CarTV.com. This automotive research and buying network reaches millions of car shoppers each month as they make their vehicle buying decisions, generating billions of dollars in sales for dealers. A leader in dealership customer management and CRM solutions, Autobytel also owns and operates AVV, Inc., a top provider of dealership CRM and sales management products, and Retention Performance Marketing, Inc., (RPM®), which powers dealerships with cutting-edge customer loyalty and retention marketing programs. Autobytel’s (Automotive

Information Center) has been a trusted industry source of automotive marketing data and technology for over 20 years. Autobytel Inc. is the only company to achieve top rankings for both its lead management and lead generation services among the nation’s top-100 Internet dealers.

*	Based on 2004 Autobytel Purchase Request data.

FORWARD-LOOKING STATEMENT DISCLAIMER

The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, the economic impact of terrorist attacks or military actions, increased dealer attrition, pressure on dealer fees, increased or unexpected competition, the failure to realize anticipated synergies from acquired entities, costs related to acquisitions, failure to retain key employees at acquired entities, difficulties in successfully integrating the businesses and technologies of acquired entities and Autobytel, that actual costs and expenses exceed the charges taken by Autobytel, changes in laws and regulations, costs of defending lawsuits and undertaking investigations and related matters and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2004, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.

Contacts:

Autobytel Inc.

Jennifer Klein (Investors)

(949) 862-1362

jenniferkl@autobytel.com

Melanie Webber (Media)

(949) 862-3023

melaniew@autobytel.com

AUTOBYTEL INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

(unaudited)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Domestic cash and cash equivalents	$29,149	$24,287
Restricted international cash and cash equivalents	8,498	9,053
Short-term investments	9,000	16,500
Accounts receivable, net of allowances for bad debts and customer credits of $1,246 and $1,037, respectively	19,426	17,920
Prepaid expenses and other current assets	3,325	2,344

Total current assets	69,398	70,104
Long-term investments	6,000	12,000
Property and equipment, net	4,169	3,389
Capitalized internal use software, net	95	225
Goodwill	70,697	70,697
Acquired intangible assets, net	2,651	4,187
Other assets	98	115

Total assets	$153,108	$160,717

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,205	$5,812
Accrued expenses	7,696	7,990
Current portion of deferred revenues	4,122	4,029
Accrued domestic restructuring	—	74
Other current liabilities	2,234	2,216

Total current liabilities	19,257	20,121
Long-term deferred revenues	—	8

Total liabilities	19,257	20,129
Minority interest	4,247	4,521
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized; 42,007,889 and 41,905,848 shares issued and outstanding, respectively	42	42
Additional paid-in capital	282,605	282,287
Accumulated other comprehensive income	1,698	2,099
Accumulated deficit	(154,741)	(148,361)

Total stockholders’ equity	129,604	136,067

Total liabilities, minority interest and stockholders’ equity	$153,108	$160,717

AUTOBYTEL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(Amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues	$30,595	$32,453	$95,308	$88,193
Costs and expenses:
Cost of revenues	12,811	13,049	38,880	36,465
Sales and marketing	6,069	6,333	21,159	19,416
Product and technology development	5,713	5,115	18,063	14,925
General and administrative	6,476	4,411	23,343	11,944
Amortization of acquired intangible assets	370	451	1,184	782

Total costs and expenses	31,439	29,359	102,629	83,532

Income (loss) from operations	(844)	3,094	(7,321)	4,661
Interest income	401	244	1,139	649
Loss in equity investee	—	—	—	(84)
Foreign currency exchange gain	11	—	21	20
Other expense	—	(10)	—	(9)
Minority interest	—	(27)	(93)	(74)

Income (loss) before income taxes	(432)	3,301	(6,254)	5,163
Benefit (provision) for income taxes	145	(92)	(126)	(292)

Net income (loss)	$(287)	$3,209	$(6,380)	$4,871

Net income (loss) per share:
Basic	$(0.01)	$0.08	$(0.15)	$0.12

Diluted	$(0.01)	$0.07	$(0.15)	$0.11

Shares used in computing net income (loss) per share:
Basic	41,955,016	41,757,703	41,922,751	40,413,342

Diluted	41,955,016	44,300,265	41,922,751	43,917,425

Comprehensive income (loss):
Net income (loss)	$(287)	$3,209	$(6,380)	$4,871
Translation adjustment	(87)	(61)	(401)	6

Comprehensive income (loss)	$(374)	$3,148	$(6,781)	$4,877

AUTOBYTEL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

(unaudited)

	Nine Months Ended September 30,
	2005	2004
Cash flows from operating activities:
Net income (loss)	$(6,380)	$4,871
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Non-cash charges:
Depreciation and amortization	1,315	1,216
Amortization of capitalized internal use software	202	685
Amortization of acquired intangible assets	1,432	923
Impairment of acquired intangible assets	104	173
Provision for bad debt	621	154
Provision for customer credits	2,330	1,231
Loss (gain) on disposal of property and equipment	(10)	20
Loss in equity investee	—	84
Minority interest	93	74
Changes in assets and liabilities, excluding the effect of acquisitions and consolidation of Autobytel.Europe:
Accounts receivable	(4,457)	(2,240)
Prepaid expenses and other current assets	(981)	(477)
Other assets	17	17
Accounts payable	(607)	(395)
Accrued expenses	(294)	(973)
Deferred revenues	85	(616)
Accrued domestic restructuring	(74)	(137)
Accrued international licensee liabilities	—	(1,541)
Other current liabilities	18	236

Net cash provided by (used in) operating activities	(6,586)	3,305

Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	—	(20,631)
Sale and maturities of short-term and long-term investments	21,600	17,991
Purchases of short-term and long-term investments	(8,100)	(42,500)
Redemptions of long-term investments	—	12,000
Changes in restricted international cash and cash equivalents	(213)	2,005
Capitalized internal use software costs	(72)	—
Purchases of property and equipment	(2,177)	(1,449)
Proceeds from sale of property and equipment	92	—

Net cash provided by (used in) investing activities	11,130	(32,584)

Cash flows from financing activities:
Payments of capital lease obligations	—	(225)
Net proceeds from sale of common stock	318	3,994

Net cash provided by financing activities	318	3,769

Net increase (decrease) in cash and cash equivalents	4,862	(25,510)
Cash and cash equivalents, beginning of period	24,287	45,643

Cash and cash equivalents, end of period	$29,149	$20,133

Supplemental disclosure of cash flow information:
Cash paid during the period for income taxes	$588	$84

Cash paid during the period for interest	$—	$9